Exhibit 15.6

Deloitte Touche Tohmatsu Consent Letter on change of auditors

July 9, 2015

Securities and Exchange Commission

100 F Street, N.E. Washington, D.C.

20549-7561

Dear Sirs/Madams:

We have read Item 16F(1) of China Sunergy Co., Ltd.'s Form 20-F dated July 9, 2015, and have the following comments:

1.	We agree with the statements made in the first sentence of paragraph 1 and paragraphs 2 and 3 of Item 16F(1) for which we have a basis on which to comment on, and we agree with, the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in sentences 2 and 3 of paragraph 1 of Item 16F(1).

Yours truly,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Nanjing, China

July 9, 2015